EXHIBIT 8.1














                                                      June 24, 2002


Impac Secured Assets Corp.
1401 Dove Street
Newport Beach, California 92660

                  Opinion:  Tax Opinion
                  Impac Secured Assets Corp.
                  Mortgage Pass-Through Certificates, Series 2002-3
                  -------------------------------------------------

Ladies and Gentlemen:

         We have represented Impac Secured Assets Corp. (the "Depositor"), Impac Funding Corporation (the "Seller") and Impac Mortgage Holdings, Inc. ("IMH") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 1, 2002 (the "Mortgage Loan Purchase Agreement"), among the Seller, the Depositor and IMH, (ii) the Pooling and Servicing Agreement, dated as of June 1, 2002 (the "Pooling and Servicing Agreement"), among the Depositor, the Seller (in such capacity, the "Master Servicer") and Deutsche Bank National Trust Company (the "Trustee") and the certificates issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 2002-3(collectively, the "Certificates"),
(iii) the Underwriting Agreement, dated June 24, 2002 (the "Underwriting Agreement"), among the Depositor, the Seller, IMH, and UBS Warburg LLC (the "Underwriter") pursuant to which certain Certificates were sold (the "Underwritten Certificates"), (iv) the Purchase Agreement, dated June 28, 2002 (the "Purchase Agreement"), among the Depositor, the Seller, IMH and the Underwriter (the "Purchaser") pursuant to which certain Certificates were sold (the "Purchased Certificates"), (v) the Prospectus Supplement, dated June 24, 2002 (the "Prospectus Supplement") and the Base Prospectus to which it relates, dated March 25, 2001 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus") and (vi) the Private Placement Memorandum, dated June 28, 2002 (the "Private Placement Memorandum"). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

Impac Secured Assets Corp., Series 2002-3                                Page 2.
June 28, 2002

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each of REMIC 1, REMIC 2 and REMIC 3 will qualify as a REMIC within the meaning of the REMIC Provisions of the Code, the Class R-l Interest will constitute the sole class of "residual interests" in REMIC 1 and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2. Each class of Certificates (other than the Class R Certificates) will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3 and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 3, within the meaning of the REMIC Provisions in effect on the date hereof.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

Impac Secured Assets Corp., Series 2002-3                                Page 3.
June 28, 2002

         This opinion letter is rendered for the sole benefit of the addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein and (iii) as otherwise required by law. We consent to the filing of this opinion letter as an exhibit to the Company's Form 8-K. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof, or other person or entity entitled to rely hereon, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity entitled to rely hereon except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have assumed and are assuming no responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.


                                               Very truly yours,

                                               /s/ Thacher Proffitt & Wood